Exhibit 10.23

[CONFIDENTIAL TREATMENT REQUESTED. PORTIONS OF THIS AGREEMENT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.]

D-LUCIFERIN SUPPLY AGREEMENT

This D-Luciferin Supply Agreement (the “Agreement”), effective as of December 31, 2001 (the “Effective Date”), is made by and between Biosynth International, Inc., an Illinois corporation, having a place of business at 1665 West Quincy Avenue, Suite 155, Naperville, IL 60540 (“Biosynth”), and Xenogen Corporation, a California corporation, having a place of business at 860 Atlantic Avenue, Alameda, CA 94501 (“Xenogen”) (each a “Party,” collectively “Parties”).

BACKGROUND

A. Xenogen has expertise in the development and use of imaging systems and bioluminescent reporter assays for the imaging of living cells, organisms and transgenic animals.

B. Biosynth is in the business of developing and manufacturing chemical compounds, including D-Luciferin, potassium salt (“Luciferin”).

C. Xenogen wishes to purchase from Biosynth, and Biosynth wishes to supply to Xenogen, Luciferin for use in Xenogen’s imaging systems and bioluminescent reporter assays.

NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, Xenogen and Biosynth each agree as follows:

ARTICLE 1

SUPPLY OF LUCIFERIN

1.1 Terms and Conditions. All supply of Luciferin by Biosynth to Xenogen shall be subject to the terms and conditions of this Agreement. ANY ADDITIONAL OR INCONSISTENT TERMS OR CONDITIONS IN ANY ORDER OR ACKNOWLEDGEMENT GIVEN OR RECEIVED REGARDING THE SUBJECT MATTER OF THIS AGREEMENT SHALL HAVE NO EFFECT AND SUCH TERMS AND CONDITIONS ARE HEREBY EXPRESSLY EXCLUDED.

1.2 Supply. Subject to the terms and conditions of this Agreement, Biosynth shall supply Xenogen with its requirements for Luciferin, and Xenogen agrees to purchase from Biosynth all of its requirements for Luciferin.

1.3 Orders. All orders for Luciferin hereunder shall be made by means of written purchase order to Biosynth at the address or fax number designated for notices in Section 5.7 below and shall specify the requested delivery date.

1.4 Pricing.

1.4.1 Price. Biosynth will provide Luciferin to Xenogen at a fixed price of  ***  during the term of this Agreement.

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1.4.2 Competitive Pricing. If, after the Effective Date, Xenogen is offered Luciferin of equal quality at a lower price than is available under this Agreement, then Xenogen will notify Biosynth of such offer and give Biosynth thirty (30) days to reduce the price. If Biosynth is unable to match such competitive price, then, notwithstanding Section 1.2 above, Xenogen shall be free to purchase Luciferin from the alternate source.

1.5 Shipping. All Luciferin shipped to Xenogen pursuant to the terms of this Agreement shall be packaged in one (1) gram packs suitable for air shipment, marked for shipment to the destination point indicated in Xenogen’s purchase order, and shipped FOB (as defined under California law) place of shipment. All shipments will be insured and sent FEDEX 2nd day service unless Xenogen requests overnight shipment. All freight, insurance and other shipping expenses from the point of shipment shall be borne by Xenogen. With respect to exact shipping dates of Luciferin, Biosynth shall use its best efforts to ship the requested quantities of Luciferin on the dates specified in Xenogen’s purchase order.

1.6 Invoicing/Payment. Biosynth shall submit an invoice to Xenogen upon shipment of Luciferin ordered by Xenogen hereunder. All invoices shall be sent to Xenogen’s address for notices hereunder or such other address as designated by Xenogen in writing, and each such invoice shall state Xenogen’s aggregate and unit price for Luciferin in a given shipment, plus any insurance, taxes or other costs incident to the transfer or shipment initially paid by Biosynth but to be borne by Xenogen hereunder. Payment for all Luciferin purchased hereunder by Xenogen shall be due net thirty (30) days from date of Biosynth’s invoice.

1.7 Inspection/Rejection.

1.7.1 Product Inspection. Xenogen shall, upon receipt of each shipment, perform customary inspection. Any claim regarding the failure of such shipment to conform to the applicable Specifications shall be submitted to Biosynth upon discovery, together with reasonable evidence of such nonconformity. Any Luciferin supplied by Biosynth under this Agreement that fails to conform to the applicable Specifications shall be subject to the provisions of Section 1.10.2.

1.7.2 Discrepancies. All shipments, and all shipping and other charges, shall be deemed correct unless Biosynth receives from Xenogen a written notice specifying the shipment, the purchase order number, and the exact nature of the discrepancy between the order and the shipment, or the exact nature of the discrepancy in the shipping or other charges, as applicable.

1.8 Reserves. Biosynth shall maintain a  ***  reserve of Luciferin in Naperville, IL for use by Xenogen in the event Biosynth is unable to produce quantities of Luciferin sufficient to meet Xenogen’s requirements. Biosynth further agrees that Biosynth AG will reserve an additional  ***  supply of Luciferin for Xenogen in Staadt, Switzerland for use by Xenogen in the case of a failure in supply. For purposes of this Section 1.8, a  ***  reserve of Luciferin shall initially be defined as  ***, which amount may be adjusted periodically upon request by Xenogen to accommodate changes in Xenogen’s projected requirements for Luciferin.

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1.9 ***

1.10 Product Warranty.

1.10.1 Product Warranty. Subject to the terms and conditions of this Agreement, Biosynth represents and warrants that all Luciferin supplied by Biosynth to Xenogen under this Agreement shall (i) comply, at the time of shipment to Xenogen or its designee, with the specifications established by Biosynth and attached hereto as Exhibit A; and (ii) meet Xenogen’s requirements for performance in Xenogen imaging systems and bioluminescent reporter assays (collectively “Specifications”).

1.10.2 Remedy for Non-conformance. In the event that any Luciferin fails to comply with the warranty set forth in Section 1.10.1 above, then Biosynth shall, at Xenogen’s sole election, either (i) deliver, at Biosynth’s own cost (including freight and insurance), replacement quantities of such Luciferin to Xenogen as soon as practicable, but in all cases within thirty (30) days of Biosynth’s receipt of notice of such nonconforming shipment; or (ii) credit Xenogen’s account for the amount paid for such Luciferin. Biosynth shall give Xenogen written instructions as to how Xenogen should, at Biosynth’s expense, dispose of any non-conforming Luciferin.

1.11 Quality and Quality Control. All Luciferin supplied by Biosynth shall be manufactured using reasonable manufacturing and record keeping procedures. Prior to each shipment of Luciferin, Biosynth shall perform reasonable quality control procedures and inspections in an effort to confirm that such Luciferin conforms fully with the Specifications. Each shipment of Luciferin shall be accompanied by a materials safety datasheet and a signed certificate of analysis indicating the lot number(s) of the Luciferin included in such shipment and describing all current requirements of the Specifications together with the results of tests performed and a statement certifying that the Luciferin in such shipment has been manufactured, controlled and released in accordance with this Section 1.11.

1.12 Failure to Supply. If for two (2) consecutive months Biosynth fails to fulfill Xenogen’s orders for Luciferin according to the terms of this Agreement, such failure shall be considered a material breach of this Agreement. In the event of such breach, notwithstanding any other remedies that may be available to Xenogen under this Agreement, Xenogen’s purchase obligations under Section 1.2 above shall be immediately suspended and Xenogen shall be free to obtain its requirements for Luciferin from an alternate source.

ARTICLE 2

TRADEMARKS

2.1 Use. Subject to Section 2.1, Xenogen grants to Biosynth a nonexclusive right to use the trademarks, marks, trade names and logos that Xenogen may adopt from time to time (“Xenogen Marks”) to manufacture product packaging, product inserts and labels for the Luciferin supplied to Xenogen under this Agreement.

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2.2 Approval of Representations. Biosynth will design the product packaging, product inserts (including the certificate of analysis) and labels for the Luciferin supplied to Xenogen under this Agreement using artwork for the Xenogen Marks to be supplied by Xenogen. Design of the labels, product packaging and product inserts will be per mutual agreement, provided that Biosynth shall obtain Xenogen’s written consent with respect to both the design and production costs before proceeding with production of the labels, product packaging and product inserts. In addition, Biosynth shall follow the instructions issued by Xenogen from time to time for the purpose of protecting the standards of quality established for the goods and services sold under the Xenogen Marks.

ARTICLE 3

INDEMNIFICATION

3.1 Indemnification of Xenogen. Biosynth shall indemnify and hold harmless each of Xenogen and its affiliates, and the directors, officers, and employees of Xenogen and of such affiliates, and the successors and assigns of any of the foregoing (the “Indemnitees”), from and against any and all liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys’ fees and other expenses of litigation) incurred by any Indemnitee, based upon a claim of a third party arising from or occurring as a result of: (a) breach of the product warranty in Section 1.10 by Biosynth; or (b) the negligence or willful misconduct of Biosynth in the performance of its obligations under this Agreement.

ARTICLE 4

TERM AND TERMINATION

4.1 Term. Unless terminated earlier pursuant to this Article 4, the term of this Agreement shall commence on the Effective Date and continue in full force and effect for a period of three (3) years. Thereafter, the Parties may extend the term by mutual written agreement.

4.2 Termination for Cause. In the event of a material breach of this Agreement, the nonbreaching Party shall be entitled to terminate this Agreement by written notice to the breaching Party, if such breach is not cured within sixty (60) days after written notice is given by the nonbreaching Party to the breaching Party specifying the breach.

4.3 Effect of Termination.

4.3.1 No Release. Termination of this Agreement for any reason shall not release either Party hereto from any liability which at the time of such termination has already accrued to the other Party. Without limiting the foregoing, no payment that became payable prior to termination or expiration of this Agreement shall be affected by such termination or expiration of the Agreement. Rather, such payments shall remain payable after termination or expiration in accordance with the terms and conditions of this Agreement that were in effect immediately prior to the date of termination or expiration.

4.3.2 Survival. Articles 3 and 5 and Sections 1.10 and 4.3 shall survive any expiration or termination of this Agreement. All other provisions of this Agreement shall terminate and have no further force or effect.

ARTICLE 5

GENERAL

5.1 Article and Section Headings, Language and Construction. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references in this Agreement to “Articles,” “Sections” and “Exhibits” refer to the articles, sections and exhibits of this Agreement. The words “hereof,” “herein” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any subdivision contained in this Agreement. The words “include” and “including” when used herein are not exclusive and mean “include, without limitation” and “including, without limitation,” respectively. This Agreement has been negotiated by the Parties and their respective counsel. Accordingly, this Agreement will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party.

5.2 Governing Law; Venue. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the state of California, without reference to conflicts of laws principles. The exclusive venue of any dispute arising out of or in connection with the performance or breach of this Agreement shall be the California state courts located in Alameda County, California or the or U.S. district court for the Northern District of California, and the Parties hereby consent to the personal jurisdiction of such courts.

5.3 Independent Contractors. The relationship of Biosynth and Xenogen established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any relationship other than independent contractors. Neither Party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

5.4 Compliance with Laws. Notwithstanding anything to the contrary contained herein, all rights and obligations of Xenogen and Biosynth are subject to prior compliance with, and each Party shall comply with, all applicable laws, regulations, and orders, including obtaining all necessary approvals required by the applicable agencies of the of the United States government.

5.5 Modification. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by all Parties hereto. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by all Parties.

5.6 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

5.7 Notices. Any notice or other communication required by this Agreement shall be made in writing and given by (i) prepaid, first class, certified mail, return receipt requested, (ii) facsimile, or (iii) overnight courier, and shall be deemed to have been served on the date received by the addressee at the following address or such other address as may from time to time be designated to the other Party in writing:

If to: Biosynth

Biosynth International, Inc.

1665 West Quincy Avenue, Suite 155

Naperville, IL 60540

Attn:

Telefax: (        )

If to: Xenogen

Xenogen Corporation.

860 Atlantic Avenue

Alameda, CA 94501

Attn:

Telefax: (        )

With a copy to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304-1050

Attn: Kenneth A. Clark, Esq.

Telefax: (415) 493-6811

5.8 Entire Agreement. The Parties hereto acknowledge that this Agreement and the attached exhibit, set forth the entire agreement and understanding of the Parties as to the subject matter hereof, and supersedes all prior and contemporaneous discussions, agreements and writings in respect hereto including without limitation the previous D-Luciferin, potassium salt supply agreement dated February 5, 1999.

5.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement.

XENOGEN CORPORATION		BIOSYNTH, INTERNATIONAL INC.

(“Xenogen”)		(“Biosynth”)

By:	/s/ Illegible	By:	/s/ Illegible

Name:		Name:

Title:		Title:

EXHIBIT A

LUCIFERIN SPECIFICATIONS

Product	D-Luciferin potassium salt

[4.5-Dihydro-2-(hydroxy-2-benzothiazotly)-4-thiazolecarboxylic acid potassium salt]

Molecular Formula	C11H7N2O3S2K

Molecular Weight	318.42

Appearance	Yellow powder

Solution	Yellow clear (1% in water)

Elemental Analysis	Maximum 0.3% deviation from the theoretical values

TLC Analysis

Plate	Silica gel 60 (Merck-Darmstadt #5554)
Spotting Solution	50 mg in 5 ml water (2 µl spotted)
Solvent System	ethanol/ammonia 20:1 (v/v)
Detection	UV 254 nm

UV	c = 0.01 mg/ml (0.5 M sodium carbonate, pH 11.5)
lmax 1 : 385.1 nm e1: ≥ 17.9391 Mol-1· cm-1
lmax 2 : 274.2 nm e2: ≥ 6.6661 Mol-1· cm-1

IR	consistent with assigned structure

Other	packaged in 1 gram packs

To be supplied with Certificate of Analysis (complete with lot number and signature) and Material Safety Data Sheet

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